Exhibit 99.1

DIRTT Announces Results of Annual Meeting of Shareholders

CALGARY, Alberta, May 07, 2021 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT”) (NASDAQ: DRTT, TSX: DRT) is pleased to announce that all resolutions submitted to shareholders at its annual meeting of shareholders held on May 6, 2021, including the election of all eight nominees proposed as directors and listed in its Management Information Circular and Proxy Statement dated March 25, 2021, have passed.

The detailed results of the vote on the election of directors are as follows:

Nominee	Votes For		Votes Withheld
	Number	Percent	Number	Percent
Michael T. Ford	54,516,657	99.53	35,685	0.07
Denise E. Karkkainen	48,695,171	89.26	5,857,171	10.74
Shauna R. King	53,546,720	98.16	1,005,622	1.84
Todd W. Lillibridge	48,695,090	89.26	5,857,252	10.74
James A. (Jim) Lynch	54,516,608	99.93	35,734	0.07
Kevin P. O’Meara	53,440,218	97.96	1,112,124	2.04
Steven E. Parry	42,984,752	78.80	11,567,590	21.20
Diana R. Rhoten	54,521,547	99.94	30,795	0.06

Final voting results on all matters voted on at the annual meeting of shareholders will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule and the final result. Complete interior spaces are constructed faster, cleaner and more sustainably. DIRTT has manufacturing facilities in Phoenix, Savannah, Rock Hill and Calgary. DIRTT works with distribution partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT.” For more information, visit dirtt.com/investors.

For more information, please contact:

Kim MacEachern

Investor Relations, DIRTT

Kmaceachern@dirtt.com

403.618.4539